Exhibit 99.1

FOR IMMEDIATE RELEASE

Alcoa and IGNIS EQT Form Joint Venture to Support Future of Alcoa San Ciprián Operations

Alcoa also meets obligation with planned smelter restart

MADRID, April 1, 2025 – Today, Alcoa Corporation (NYSE: AA, ASX: AAI) and IGNIS Equity Holdings, SL (IGNIS EQT), the majority shareholder in the IGNIS Group of Companies, a vertically integrated energy company based in Spain, announced they have entered into a joint venture agreement to support the continued operation of Alcoa’s San Ciprián complex.

Under the joint venture agreement, effective March 31, 2025, Alcoa will own a 75 percent interest and continue as the managing operator and IGNIS EQT will own a 25 percent interest. Alcoa and IGNIS EQT contributed $81 (€75) million and $27 (€25) million, respectively, to form the joint venture and fund the operations. Additionally, up to $108 (€100) million may be funded by Alcoa as needed for operations with a priority position in future cash returns. Further funding requires agreement by both partners and the funding would be shared 75 percent by Alcoa and 25 percent by IGNIS EQT.

The joint venture agreement allows for the planned restart of the San Ciprián smelter in 2025, a commitment made within the Viability Agreement signed between Alcoa and the employees when the smelter was curtailed in 2021 due to exorbitant energy costs. Work to support the restart was underway prior to today’s announcement. In 2024, the San Ciprián smelter recorded a net loss (pre-tax) of approximately $50 million and negative cash from operations of approximately $60 million. Net cash outlays in 2024 covered employee compensation and holding costs while the smelter was fully curtailed, and limited production volumes from the casthouse to meet customer commitments.

Based on recent pricing, the Company expects to record a net loss (pre-tax and noncontrolling interest) for the smelter of approximately $80 million to $100 million, or $0.31 to $0.39 per common share in 2025. Associated cash used by operations is expected to approximate $90 million to $110 million. Capital expenditures required to facilitate the smelter’s restart approximate $10 million and are included in the Company’s unchanged total return-seeking and sustaining capital expenditure guidance of approximately $75 million and $625 million, respectively.

The joint venture agreement was a result of a lengthy process on Alcoa’s part to improve the long-term outlook for the San Ciprián operations. The joint venture will leverage Alcoa’s deep experience in managing global aluminum operations along with IGNIS EQT’s strong knowledge of energy markets, market access and energy management services. A pathway to the partnership was announced in October 2024 and was conditional upon delivery of key areas of cooperation with San Ciprián’s stakeholders. Since that announcement, the Spanish National Government and the Xunta de Galicia have engaged in a thoughtful and supportive manner and have remained committed to further supportive actions to the long-term success of the complex.

The joint venture will now focus on ensuring the stable and sustainable operations of the San Ciprián complex within the approved funding.

FTI Consulting Spain and FTI Capital Advisors Spain acted as financial and M&A advisors respectively to Alcoa in the transaction. Uría Menéndez has acted as lead transaction counsel for Alcoa, including in Spanish law matters.

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About Alcoa Corporation

Alcoa (NYSE: AA, ASX: AAI) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

About IGNIS EQT

IGNIS EQT is a company 100% owned by Mr. Antonio Sieira, and the majority shareholder in the IGNIS Group of Companies, a vertically integrated energy company based in Spain. Since its creation in 2015, IGNIS promotes the development of a portfolio of more than 20 GW of renewable projects in Europe, USA, Latin America and Asia. Currently, IGNIS manages an operational portfolio of 7 GW of generation technologies and offers customized and innovative energy solutions to industry, SMEs and end-consumers.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Cautionary Statement on Forward-Looking Statements

This press release contains statements that relate to future events and expectations about the joint venture, including but not limited to, future investments in and the expected financial position of the San Ciprián operations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,”

“expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa’s filings with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa Investor Contact:

Yolande Doctor

412-992-5450

Yolande.B.Doctor@Alcoa.com

Alcoa Media Contacts:

Corporate:

Courtney Boone

(412)527-9792

Courtney.Boone@Alcoa.com

Spain:

Raquel Gonalez Redondo

(+34)611 57 31 55

Raquel.GonzalezRedondo@alcoa.com

For IGNIS

Inés Aparicio Hurtado

ines.aparicio@ignis.es